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www.cfindustries.com

CF Industries Holdings, Inc. Reports First Half 2025 Net Earnings of $698 Million, Adjusted EBITDA of $1.41 Billion
Outstanding Operations, Positive Global Nitrogen Environment Drive Strong 1H 2025 Performance
Over $800 Million Returned to Shareholders 1H 2025 through Share Repurchases, Dividends
Donaldsonville CCS Project Starts-Up July 2025, Generating 45Q Tax Credits

NORTHBROOK, Ill.—August 6, 2025—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first half and second quarter ended June 30, 2025.

Highlights
•First half 2025 net earnings(1) of $698 million, or $4.20 per diluted share, EBITDA(2) of $1.37 billion, and adjusted EBITDA(2) of $1.41 billion
•Second quarter 2025 net earnings of $386 million, or $2.37 per diluted share, EBITDA of $757 million, and adjusted EBITDA of $761 million
•Trailing twelve months net cash from operating activities of $2.50 billion; free cash flow(3) of $1.73 billion for same period, which includes cash inflows and outflows associated with Blue Point joint venture
•Repurchased 2.8 million shares for $202 million during the second quarter of 2025
•Donaldsonville carbon capture and sequestration project began generating 45Q tax credits for permanent sequestration of carbon dioxide in July 2025

“The CF Industries team worked safely and delivered outstanding operational performance against the backdrop of constructive global nitrogen industry dynamics, helping drive strong financial results in the first half of 2025,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We also have reached a historic milestone in our Company’s decarbonization journey with the start-up of the Donaldsonville CCS project and measurable emissions reduction. We are realizing the financial benefits of investing in low-carbon ammonia production through both 45Q tax credit generation and the premium that these low-carbon tons command in the global marketplace.”

Operations Overview

As of June 30, 2025, the Company’s 12-month rolling average recordable incident rate was 0.30 incidents per 200,000 work hours.

Gross ammonia production for the first half and second quarter of 2025 was approximately 5.2 million and 2.6 million tons, respectively, compared to 4.8 million and 2.6 million tons in the first half and second quarter, respectively, of 2024. The Company expects gross ammonia production for the full year 2025 to be approximately 10 million tons.

Financial Results Overview

First Half 2025 Financial Results

For the first half of 2025, net earnings attributable to common stockholders were $698 million, or $4.20 per diluted share, EBITDA was $1.37 billion, and adjusted EBITDA was $1.41 billion. These results compare to first half of 2024 net earnings attributable to common stockholders of $614 million, or $3.31 per diluted share, EBITDA of $1.24 billion, and adjusted EBITDA of $1.21 billion.

Net sales in the first half of 2025 were $3.55 billion compared to $3.04 billion in the first half of 2024. Average selling prices for the first half of 2025 were higher than in the first half of 2024 as higher global energy costs raised the global market clearing price required to meet global demand. Sales volumes in the first half of 2025 were higher than in the first half of 2024 due primarily to higher urea ammonium nitrate solution (UAN) sales volumes and greater ammonia supply availability as a result of increased production in the first quarter of 2025 compared to the first quarter of 2024, which was adversely impacted by production outages from a winter storm in January 2024.

Cost of sales for the first half of 2025 was higher compared to the first half of 2024 due to higher realized natural gas costs and higher sales volumes, partially offset by lower maintenance costs due primarily to not incurring maintenance events and plant outages related to severe cold weather and other operational events that occurred in the first quarter of 2024.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $3.52 per MMBtu in the first half of 2025 compared to the average cost of natural gas in cost of sales of $2.53 per MMBtu in the first half of 2024.

Second Quarter 2025 Financial Results

For the second quarter of 2025, net earnings attributable to common stockholders were $386 million, or $2.37 per diluted share, EBITDA was $757 million, and adjusted EBITDA was $761 million. These results compare to second quarter of 2024 net earnings attributable to common stockholders of $420 million, or $2.30 per diluted share, EBITDA of $752 million, and adjusted EBITDA of $752 million.

Net sales in the second quarter of 2025 were $1.89 billion compared to $1.57 billion in the second quarter of 2024. Average selling prices were higher in the second quarter of 2025 compared to the second quarter of 2024 as higher global energy costs raised the global market clearing price required to meet global demand. Sales volumes were higher in the second quarter of 2025 compared to the second quarter of 2024 due primarily to higher UAN and ammonia sales.

Cost of sales for the second quarter of 2025 was higher compared to the second quarter of 2024 due primarily to higher realized natural gas costs.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $3.36 per MMBtu in the second quarter of 2025 compared to the average cost of natural gas in cost of sales of $1.90 per MMBtu in the second quarter of 2024.

Capital Management

On April 8, 2025, CF Industries announced that it formed a joint venture (Blue Point joint venture) with JERA Co., Inc. (JERA) and Mitsui & Co., Ltd. (Mitsui) for the construction, production and offtake of low-carbon ammonia. Upon formation, CF Industries held 40% ownership, JERA held 35% ownership, and Mitsui held 25% ownership in the joint venture, with the joint venture to be funded by the equity partners according to their ownership percentage.(4)

In the second quarter of 2025, CF Industries began consolidating the Blue Point joint venture in its consolidated financial statements, with the combined 60% interest owned by JERA and Mitsui recorded as noncontrolling interest. CF Industries’ consolidated financial statements at June 30, 2025 included capital contributions from the joint venture equity partners, the cash held by the joint venture and the capital expenditures of the joint venture.

Cash and Cash Equivalents

As of June 30, 2025, CF Industries had cash and cash equivalents of $1.69 billion on the balance sheet, of which $264 million was held by the Blue Point joint venture.

Capital Expenditures

Capital expenditures in the second quarter and first half of 2025 were $245 million and $377 million, respectively, of which $90 million was attributable to the Blue Point joint venture in both the second quarter and first half of 2025.

	Three months ended June 30, 2025	Six months ended June 30, 2025
	(in millions)
Total Capital Expenditures	$245	$377
CF Industries Existing Operations (100% attributable to CF Industries)	155	287
Total Blue Point Joint Venture (40% attributable to CF Industries)	90	90
Blue Point Common Facilities (100% attributable to CF Industries)	—	—

Reflecting the consolidation of the Blue Point joint venture into CF Industries’ financial statements, management projects capital expenditures for full year 2025 will be approximately $800-$900 million, of which approximately $500 million is related to activities within the Company’s existing network and $300-$400 million is related to total estimated capital expenditures in 2025 of the Blue Point joint venture, which will be funded by each joint venture partner according to their ownership percentage. The Company expects to have up to $25 million in capital expenditures in 2025 related to its wholly owned Blue Point common facilities. For the full year, management projects capital expenditures, excluding the portion of capital expenditures funded by JERA and Mitsui, to be approximately $650 million.

Share Repurchase Programs

The Company repurchased 8.2 million shares for $636 million during the first half of 2025, which includes the repurchase of 2.8 million shares for $202 million during the second quarter of 2025. Since CF Industries commenced its current $3 billion share repurchase program in the second quarter of 2023, the Company has repurchased 32.6 million shares for approximately $2.6 billion. As of June 30, 2025, approximately $425 million remains under the program, which expires in December 2025.

On May 6, 2025, the Board of Directors of CF Industries Holdings, Inc., authorized a $2 billion share repurchase program. This program will commence upon completion of the current share repurchase program and is effective through December 2029.

CHS Inc. Distribution

On July 31, 2025, the Board of Managers of CF Industries Nitrogen, LLC approved a semi-annual distribution payment to CHS Inc. of $175 million for the distribution period ended June 30, 2025. The distribution was paid on July 31, 2025.

Nitrogen Market Outlook

Global nitrogen pricing was supported in the second quarter of 2025 and into the third quarter of 2025 by strong global demand led by North America, constrained supply availability due in part to natural gas shortages in Egypt and Trinidad, and geopolitical events that temporarily halted nitrogen production in Egypt and Iran, resulting in approximately 1 million metric tons of urea production lost, and at two nitrogen facilities in Russia, which affected global UAN supply.

In the near-term, management expects the global nitrogen supply-demand balance to remain constructive due to:

•Substantial global nitrogen requirements to be met through the end of 2025: Management expects continued positive global nitrogen demand in the second half of 2025, led by the world’s largest importing regions, Brazil and India. Brazil is projected to require more than 5 million metric tons of urea imports through the end of the year, supported by strong planted corn acreage. India is expected to tender for urea imports frequently over the same time period with urea stocks approximately 35% lower at the end of June 2025 compared to the prior year due to lower-than-targeted urea production and secured urea tender volumes.

•Low global nitrogen inventories and continued global nitrogen supply constraints: Management believes that global nitrogen inventories are lower-than-average entering the second half of 2025 while key production regions are expected to remain challenged by natural gas availability, such as Egypt and Trinidad, or high natural gas prices, such as Europe.

•Modest Chinese urea exports: The Chinese government has established a 3 million metric ton quota for urea exports for 2025 while maintaining its ongoing focus on Chinese food security and farmer economics. Management believes these volumes are required globally but not sufficient to loosen the global nitrogen supply-demand balance given the scale of lost nitrogen production globally in June and July of 2025 as well as strong anticipated second half 2025 demand. Chinese urea exports for 2025 are expected to conclude at the end of the third quarter as domestic nitrogen restocking in China begins.

Over the medium-term, significant energy cost differentials between North American producers and high-cost producers in Europe and Asia are expected to persist. As a result, the Company believes the global nitrogen cost structure will remain supportive of strong margin opportunities for low-cost North American producers.

Longer-term, management expects the global nitrogen supply-demand balance to tighten as global nitrogen capacity growth over the next four years is not projected to keep pace with expected global nitrogen demand growth of approximately 1.5% per year for traditional applications and new demand growth for clean energy applications. Global production is expected to remain constrained by poor margins for European ammonia producers and availability of natural gas in Egypt, Trinidad, and Iran.

Strategic Initiatives Update

Blue Point Joint Venture with JERA and Mitsui

The Blue Point joint venture will construct at CF Industries’ Blue Point Complex in Ascension Parish, Louisiana, an autothermal reforming (ATR) ammonia production facility with a carbon dioxide (CO2) dehydration and compression unit to prepare captured CO2 for transportation and sequestration. In June 2025, the joint venture signed agreements for Linde to build, own and operate a world-scale air separation unit to supply oxygen and nitrogen to the Blue Point ammonia production facility. As a result of the agreements, the joint venture estimates the cost for the low-carbon ATR ammonia production facility with carbon capture and sequestration technologies will be approximately $3.7 billion.

Donaldsonville Complex Carbon Capture and Sequestration Project

In July 2025, CF Industries announced the start-up of the CO2 dehydration and compression facility at its Donaldsonville Complex in Louisiana. The facility enables the transportation and permanent geological sequestration of up to 2 million metric tons of CO2 annually that would otherwise have been emitted into the atmosphere. ExxonMobil, the Company’s carbon capture and sequestration (CCS) partner for this project, is transporting and permanently storing the CO2. The project qualifies for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of CO2 captured and disposed of in secure geologic storage.

On an interim basis, ExxonMobil is storing CO2 from the Donaldsonville Complex in permanent geologic sites through enhanced oil recovery. Upon receiving its applicable permits, ExxonMobil plans to transition to dedicated permanent storage, starting with its Rose CCS project. Rose is one of many dedicated permanent storage sites ExxonMobil is developing along the Gulf Coast to expand its integrated CCS network. The U.S. Environmental Protection Agency issued a draft Class VI permit for Rose in July 2025, and final permits are expected later this year.

As a result of its Donaldsonville CCS project, CF Industries expects to produce approximately 1.9 million tons of low-carbon ammonia on an annual basis.
___________________________________________________
(1)Certain items recognized during the first half of 2025 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities, less capital expenditures and distributions to noncontrolling interest plus contributions from noncontrolling interests. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)JERA has a conditional option to reduce its ownership percentage that expires on December 31, 2025. If the specified condition is met, JERA can reduce its ownership below 35% but not lower than 20%. CF Industries would have the right and obligation to increase its ownership by the same amount that JERA reduces its ownership.

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,890	$1,572	$3,553	$3,042
Cost of sales	1,135	893	2,226	1,954
Gross margin	$755	$679	$1,327	$1,088
Gross margin percentage	39.9%	43.2%	37.3%	35.8%

Net earnings attributable to common stockholders	$386	$420	$698	$614
Net earnings per diluted share	2.37	2.30	4.20	3.31

EBITDA(1)	$757	$752	$1,374	$1,240
Adjusted EBITDA(1)	761	752	1,405	1,211

Sales volume by product tons (000s)	5,021	4,875	10,025	9,399

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.36	$1.90	$3.53	$2.30
Realized derivatives (gain) loss in cost of sales(3)	—	—	(0.01)	0.23
Cost of natural gas used for production in cost of sales	$3.36	$1.90	$3.52	$2.53
Average daily market price of natural gas at the Henry Hub	$3.16	$2.04	$3.71	$2.24

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$—	$(1)	$2	$(34)
Depreciation and amortization	232	222	453	475
Capital expenditures	245	84	377	182

Production volume by product tons (000s):
Ammonia(4)	2,557	2,602	5,174	4,750
Granular urea	1,182	1,255	2,292	2,214
UAN (32%)(5)	1,725	1,833	3,581	3,464
Ammonium nitrate (AN)	341	333	663	674
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.
(5)UAN product tons assume a 32% nitrogen content basis for production volume.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as granular urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$491	$409	$1,011	$811
Cost of sales	355	262	689	599
Gross margin	$136	$147	$322	$212
Gross margin percentage	27.7%	35.9%	31.8%	26.1%

Sales volume by product tons (000s)	1,087	979	2,233	1,897
Sales volume by nutrient tons (000s)(1)	891	802	1,831	1,555

Average selling price per product ton	$452	$418	$453	$428
Average selling price per nutrient ton(1)	551	510	552	522

Adjusted gross margin(2):
Gross margin	$136	$147	$322	$212
Depreciation and amortization	52	49	100	121
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	—	1	(12)
Adjusted gross margin	$188	$196	$423	$321
Adjusted gross margin as a percent of net sales	38.3%	47.9%	41.8%	39.6%

Gross margin per product ton	$125	$150	$144	$112
Gross margin per nutrient ton(1)	153	183	176	136
Adjusted gross margin per product ton	173	200	189	169
Adjusted gross margin per nutrient ton(1)	211	244	231	206
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2025 to first half 2024:

•Ammonia sales volume for 2025 increased compared to 2024 due primarily to greater supply availability from higher gross ammonia production.
•Ammonia average selling prices increased for 2025 compared to 2024 as higher global energy costs raised the global market clearing price required to meet global demand.
•Ammonia adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices and lower maintenance costs partially offset by higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$547	$457	$986	$864
Cost of sales	268	230	534	483
Gross margin	$279	$227	$452	$381
Gross margin percentage	51.0%	49.7%	45.8%	44.1%

Sales volume by product tons (000s)	1,188	1,251	2,313	2,343
Sales volume by nutrient tons (000s)(1)	548	576	1,065	1,078

Average selling price per product ton	$460	$365	$426	$369
Average selling price per nutrient ton(1)	998	793	926	801

Adjusted gross margin(2):
Gross margin	$279	$227	$452	$381
Depreciation and amortization	72	76	143	145
Unrealized net mark-to-market gain on natural gas derivatives	—	—	—	(9)
Adjusted gross margin	$351	$303	$595	$517
Adjusted gross margin as a percent of net sales	64.2%	66.3%	60.3%	59.8%

Gross margin per product ton	$235	$181	$195	$163
Gross margin per nutrient ton(1)	509	394	424	353
Adjusted gross margin per product ton	295	242	257	221
Adjusted gross margin per nutrient ton(1)	641	526	559	480
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2025 to first half 2024:

•Granular urea sales volumes for 2025 were similar to 2024.
•Granular urea average selling prices increased for 2025 compared to 2024 as higher global energy costs raised the global market clearing price required to meet global demand.
•Granular urea adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$610	$475	$1,080	$900
Cost of sales	340	259	668	541
Gross margin	$270	$216	$412	$359
Gross margin percentage	44.3%	45.5%	38.1%	39.9%

Sales volume by product tons (000s)	1,902	1,748	3,777	3,359
Sales volume by nutrient tons (000s)(1)	602	553	1,195	1,062

Average selling price per product ton	$321	$272	$286	$268
Average selling price per nutrient ton(1)	1,013	859	904	847

Adjusted gross margin(2):
Gross margin	$270	$216	$412	$359
Depreciation and amortization	72	68	145	137
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	—	1	(10)
Adjusted gross margin	$342	$284	$558	$486
Adjusted gross margin as a percent of net sales	56.1%	59.8%	51.7%	54.0%

Gross margin per product ton	$142	$124	$109	$107
Gross margin per nutrient ton(1)	449	391	345	338
Adjusted gross margin per product ton	180	162	148	145
Adjusted gross margin per nutrient ton(1)	568	514	467	458
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2025 to first half 2024:

•UAN sales volumes for 2025 were higher than 2024 sales volumes due to inventory draw down, greater supply availability from higher UAN production and higher starting inventory.
•UAN average selling prices increased for 2025 compared to 2024 as higher global energy costs raised the global market clearing price required to meet global demand.
•UAN adjusted gross margin per ton was similar for 2025 compared to 2024.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and is also used extensively by the commercial explosives industry as a component of explosives.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$117	$98	$218	$212
Cost of sales	92	75	177	180
Gross margin	$25	$23	$41	$32
Gross margin percentage	21.4%	23.5%	18.8%	15.1%

Sales volume by product tons (000s)	378	340	706	730
Sales volume by nutrient tons (000s)(1)	130	116	243	250

Average selling price per product ton	$310	$288	$309	$290
Average selling price per nutrient ton(1)	900	845	897	848

Adjusted gross margin(2):
Gross margin	$25	$23	$41	$32
Depreciation and amortization	10	7	18	20
Unrealized net mark-to-market gain on natural gas derivatives	—	—	—	(1)
Adjusted gross margin	$35	$30	$59	$51
Adjusted gross margin as a percent of net sales	29.9%	30.6%	27.1%	24.1%

Gross margin per product ton	$66	$68	$58	$44
Gross margin per nutrient ton(1)	192	198	169	128
Adjusted gross margin per product ton	93	88	84	70
Adjusted gross margin per nutrient ton(1)	269	259	243	204
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2025 to first half 2024:

•AN sales volumes for 2025 were similar to 2024.
•AN average selling prices increased for 2025 compared to 2024 as higher global energy costs raised the global market clearing price required to meet global demand.
•AN adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$125	$133	$258	$255
Cost of sales	80	67	158	151
Gross margin	$45	$66	$100	$104
Gross margin percentage	36.0%	49.6%	38.8%	40.8%

Sales volume by product tons (000s)	466	557	996	1,070
Sales volume by nutrient tons (000s)(1)	94	109	200	208

Average selling price per product ton	$268	$239	$259	$238
Average selling price per nutrient ton(1)	1,330	1,220	1,290	1,226

Adjusted gross margin(2):
Gross margin	$45	$66	$100	$104
Depreciation and amortization	17	13	30	33
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)	—	(2)
Adjusted gross margin	$62	$78	$130	$135
Adjusted gross margin as a percent of net sales	49.6%	58.6%	50.4%	52.9%

Gross margin per product ton	$97	$118	$100	$97
Gross margin per nutrient ton(1)	479	606	500	500
Adjusted gross margin per product ton	133	140	131	126
Adjusted gross margin per nutrient ton(1)	660	716	650	649
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2025 to first half 2024:

•Other sales volumes for 2025 were lower than 2024 primarily due to lower nitric acid and diesel exhaust fluid sales volumes.
•Other average selling prices increased for 2025 compared to 2024 as higher global energy costs raised the global market clearing price required to meet global demand.
•Other adjusted gross margin per ton was similar for 2025 compared to 2024.

Dividend Payment

On July 8, 2025, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on August 29, 2025 to stockholders of record as of August 15, 2025.

Conference Call

CF Industries will hold a conference call to discuss its second quarter and first half 2025 results at 11:00 a.m. ET on Thursday, August 7, 2025. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the Company’s ability to complete the projects at its Blue Point Complex, including the construction of a low-carbon ammonia production facility with its joint venture partners and scalable infrastructure on schedule and on budget or at all; the Company’s ability to fund the capital expenditure needs related to the joint venture at its Blue Point Complex, which may exceed its current estimates; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices and operating results; the global commodity nature of the Company’s nitrogen products, the conditions in the global market for nitrogen products, and the intense global competition from other producers; announced or future tariffs, retaliatory measures, and global trade relations, including the potential impact of tariffs and retaliatory measures on the price and availability of materials for its capital projects and maintenance; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for its fertilizer products; the volatility of natural gas prices in North America and globally; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials or utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with international operations; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; risks associated with changes in tax laws and adverse determinations by taxing authorities, including any potential changes in tax regulations and its qualification for tax credits; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions, including announced or future changes in environmental or climate change laws; the development and growth of the market for low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s low-carbon ammonia projects; risks associated with investments in and expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and failure of technologies to perform, develop or be available as expected, including the low-carbon ATR ammonia production facility with carbon capture and sequestration technologies being constructed at its Blue Point Complex.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(in millions, except per share amounts)
Net sales	$1,890	$1,572	$3,553	$3,042
Cost of sales	1,135	893	2,226	1,954
Gross margin	755	679	1,327	1,088
Selling, general and administrative expenses	101	76	185	164
U.K. operations restructuring	—	—	23	—
Integration costs	—	1	—	4
Other operating—net	8	(39)	22	(22)
Total other operating costs and expenses	109	38	230	146
Equity in earnings (losses) of operating affiliate	2	(3)	6	(1)
Operating earnings	648	638	1,103	941
Interest expense	36	37	73	74
Interest income	(17)	(28)	(34)	(58)
Other non-operating—net	(6)	—	(8)	(4)
Earnings before income taxes	635	629	1,072	929
Income tax provision	143	123	229	185
Net earnings	492	506	843	744
Less: Net earnings attributable to noncontrolling interests	106	86	145	130
Net earnings attributable to common stockholders	$386	$420	$698	$614

Net earnings per share attributable to common stockholders:
Basic	$2.37	$2.30	$4.21	$3.31
Diluted	$2.37	$2.30	$4.20	$3.31
Weighted-average common shares outstanding:
Basic	162.9	182.7	165.8	185.1
Diluted	163.1	182.8	165.9	185.5

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2025	December 31, 2024
	(in millions)
Assets
Current assets:
Cash and cash equivalents (amount related to variable interest entity (VIE)—2025: $264)	$1,686	$1,614
Accounts receivable—net	586	404
Inventories	316	314
Prepaid income taxes	51	145
Other current assets	37	43
Total current assets	2,676	2,520
Property, plant and equipment—net (amount related to VIE—2025: $165)	6,743	6,735
Investment in affiliate	35	29
Goodwill	2,493	2,492
Intangible assets—net	488	507
Operating lease right-of-use assets	341	266
Other assets	974	917
Total assets	$13,750	$13,466

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses (amount related to VIE—2025: $78)	$671	$603
Income taxes payable	18	2
Customer advances	32	118
Current operating lease liabilities	98	86
Other current liabilities	11	9
Total current liabilities	830	818
Long-term debt	2,973	2,971
Deferred income taxes	839	871
Operating lease liabilities	255	189
Supply contract liability	709	724
Other liabilities (amount related to VIE—2025: $1)	323	301
Equity:
Stockholders’ equity	4,963	4,985
Noncontrolling interests	2,858	2,607
Total equity	7,821	7,592
Total liabilities and equity	$13,750	$13,466

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(in millions)
Operating Activities:
Net earnings	$492	$506	$843	$744
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	232	222	453	475
Deferred income taxes	(12)	(59)	(38)	(70)
Stock-based compensation expense	12	6	22	19
Unrealized net (gain) loss on natural gas derivatives	—	(1)	2	(34)
Gain on sale of emission credits	—	(47)	—	(47)
Loss on disposal of property, plant and equipment	—	1	1	6
Loss on sale of Ince facility	—	—	23	—
Undistributed (earnings) losses of affiliate—net of taxes	(2)	3	(6)	1
Changes in assets and liabilities:
Accounts receivable—net	(1)	5	(178)	(45)
Inventories	37	(26)	(6)	(6)
Accrued and prepaid income taxes	6	2	95	63
Accounts payable and accrued expenses	(12)	(3)	4	(26)
Customer advances	(209)	(97)	(86)	(122)
Other—net	20	(37)	20	(38)
Net cash provided by operating activities	563	475	1,149	920
Investing Activities:
Additions to property, plant and equipment	(245)	(84)	(377)	(182)
Purchase of Waggaman ammonia production facility	—	2	—	2
Proceeds from sale of property, plant and equipment	4	—	6	—
Proceeds from sale of Ince facility	—	—	4	—
Proceeds from sale of investments held in nonqualified employee benefit trust	—	1	—	1
Purchase of emission credits	(1)	—	(1)	(2)
Proceeds from sale of emission credits	—	47	—	47
Net cash used in investing activities	(242)	(34)	(368)	(134)
Financing Activities:
Dividends paid on common stock	(81)	(91)	(167)	(188)
Contributions from noncontrolling interests	235	—	235	—
Distributions to noncontrolling interest	—	—	(129)	(144)
Purchases of treasury stock	(216)	(305)	(660)	(644)
Proceeds from issuances of common stock under employee stock plans	—	—	1	1
Cash paid for shares withheld for taxes	—	—	(13)	(23)
Net cash used in financing activities	(62)	(396)	(733)	(998)
Effect of exchange rate changes on cash and cash equivalents	21	1	24	(1)
Increase (decrease) in cash and cash equivalents	280	46	72	(213)
Cash and cash equivalents at beginning of period	1,406	1,773	1,614	2,032
Cash and cash equivalents at end of period	$1,686	$1,819	$1,686	$1,819

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest plus contributions from noncontrolling interests. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended June 30,
	2025	2024
	(in millions)
Net cash provided by operating activities	$2,500	$2,018
Capital expenditures(1)	(713)	(517)
Distributions to noncontrolling interest	(293)	(348)
Contributions from noncontrolling interests	235	—
Free cash flow	$1,729	$1,153
_______________________________________________________________________________
(1)For the twelve months ended June 30, 2025, includes $90 million attributable to the Blue Point joint venture.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(in millions)
Net earnings	$492	$506	$843	$744
Less: Net earnings attributable to noncontrolling interests	(106)	(86)	(145)	(130)
Net earnings attributable to common stockholders	386	420	698	614
Interest expense—net	19	9	39	16
Income tax provision	143	123	229	185
Depreciation and amortization	232	222	453	475
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(22)	(21)	(43)	(48)
Loan fee amortization(1)	(1)	(1)	(2)	(2)
EBITDA	757	752	1,374	1,240
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	(1)	2	(34)
(Gain) loss on foreign currency transactions	(3)	—	(1)	1
Less: Gain on foreign currency transactions in noncontrolling interest	6	—	6	—
Blue Point joint venture construction costs(2)	1	—	1	—
Loss on sale of Ince facility	—	—	23	—
Integration costs	—	1	—	4
Total adjustments	4	—	31	(29)
Adjusted EBITDA	$761	$752	$1,405	$1,211

Net sales	$1,890	$1,572	$3,553	$3,042
Sales volume by product tons (000s)	5,021	4,875	10,025	9,399

Net earnings attributable to common stockholders per ton	$76.88	$86.15	$69.63	$65.33
EBITDA per ton	$150.77	$154.26	$137.06	$131.93
Adjusted EBITDA per ton	$151.56	$154.26	$140.15	$128.84
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.
(2)Represents 40% of Blue Point joint venture costs related to the construction of the low-carbon ammonia production facility at our Blue Point complex, which excludes the portion attributable to the noncontrolling interests.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended June 30, 2025 and 2024, we reported net earnings attributable to common stockholders of $386 million and $420 million, respectively. For the six months ended June 30, 2025 and 2024, we reported net earnings attributable to common stockholders of $698 million and $614 million, respectively. Certain items affected the comparability of our financial results for the three and six months ended June 30, 2025 and 2024. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended June 30,				Six months ended June 30,
	2025		2024		2025		2024
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market (gain) loss on natural gas derivatives(1)	$—	$—	$(1)	$(1)	$2	$1	$(34)	$(26)
(Gain) loss on foreign currency transactions(2)(3)	(3)	(3)	—	—	(1)	(3)	1	1
Blue Point joint venture construction costs(2)(3)	2	2	—	—	2	2	—	—
Loss on sale of Ince facility(4)	—	—	—	—	23	21	—	—
Integration costs	—	—	1	1	—	—	4	3
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)Includes results related to the Blue Point joint venture, of which CF has a 40% equity interest. The after-tax impact for amounts related to the Blue Point joint venture does not include a tax provision on the 60% attributable to noncontrolling interests.
(4)Included in U.K. operations restructuring in our consolidated statement of operations.